EXHIBIT 21.1

                    Schedule of Subsidiaries
         SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

             LIST OF SUBSIDIARIES OF THE REGISTRANT

1. Specialized Health Products, Inc. (incorporated in Utah).
2. Quantum Imaging Corporation (incorporated in Utah), a subsidiary of Specialized Health Products, Inc.